Ethanex Energy and Buhler to Jointly Market Bio-Refinery Ethanol System

Basehor, KS—May 03, 2007--Ethanex Energy, Inc. (OTCBB: EHNX) and Minnesota based Buhler Inc. today announced that the companies have entered into a Joint Marketing Agreement to collaborate on and jointly market a bio-refinery ethanol production system. The relationship will leverage Buhler’s market leading grain milling experience and Ethanex management’s energy industry, construction and ethanol technology experience. The integrated technology and services platform will enable both existing and new ethanol plants to increase production volume and operating margins.

The bio-refinery solution is comprised of Buhler’s proprietary Selective Milling corn fractionation technology and Ethanex’s Fractionation Integration Services, including an advanced energy center and co-product optimization platform. By separating corn into its discrete components, Buhler and Ethanex’s combined platform enables the highest and best use of each kernel. The result is less energy consumed, increased ethanol production, lower cost fossil-free fuel and a greater number of higher value co-products, including food grade corn oil.

Currently Buhler’s corn milling systems fractionate 1.7 million bushels of corn every day for both food and non-ethanol industrial applications. Ethanex and Buhler have commenced collaborative efforts to optimize the system through fermentation runs conducted in April 2007 at the National Corn-to-Ethanol Research Center in Edwardsville, Illinois. These tests also produced high protein distillers grain for feed trial purposes. In addition, further fractionation optimization will be conducted in May 2007 at Buhler’s parent company Buhler AG’s pilot plant located at its research and development center in Uzwil, Switzerland. Ethanex and Buhler expect to have at least three systems in commercial operation during the second half of 2008.

“Fractionation is the key to unlocking the full potential of corn based ethanol production. Separating the fermentable portion of the kernel from the un-fermentables is the first step in true bio-refining. With the three discrete streams comes the ability to further separate and maximize the potential value from whole corn,” said Al Knapp, President and CEO of Ethanex Energy, Inc. “The combination of Ethanex’s ethanol and corn milling experience and Buhler’s unsurpassed knowledge in the design and manufacture of milling equipment and systems provides an unparalleled base to provide vastly superior financial results.”

Rene Steiner, President of Buhler Inc. comments, “We are extremely excited to collaborate with Ethanex to develop and deliver what we anticipate will be the next technological evolution in the Ethanol industry. We feel it is extremely important to develop Fractionation with the ethanol industry, for the ethanol industry and working with Ethanex allows us to do just that. Fractionation has a unique value proposition in that it benefits both sides of the profit equation; it lowers unit production costs and increases revenue for ethanol producers. In parallel, it fits well with our strategy of utilizing fractionated co-products to develop value added solutions for the feed and food industry, which will help alleviate the food versus fuel concerns. The potential benefits of the combined capabilities and know-how of Buhler and Ethanex are truly compelling and we are very excited about our continued collaboration.”

About Buhler, Inc.

Buhler is a global specialist in the field of process and plant design and related services for transforming renewable and synthetic raw materials into high-quality functional products and valuable substances. Buhler employs some 7,000 people around the world.

Buhler is a leader in the technologies of milling, grinding, separating, blending & mixing, bulk handling, thermal treatment, and shaping for processing cereal grains into animal feed and food, as well as producing and upgrading engineering materials, and die casting.

Buhler’s top priority is to help improve customers’ performance (productivity and competitiveness) through close collaboration throughout the life cycles of their production plants, thereby creating additional value for their products.   For more information about Buhler, visit www.buhlergroup.com.

About Ethanex Energy, Inc.

Ethanex Energy, Inc. is a renewable energy company whose mission is to become the ethanol industry’s low-cost producer. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex Energy is currently developing three ethanol production facilities located in the mid-west, with a combined production capacity of approximately 400 million gallons of ethanol per year. The Company expects its initial plants to be operational in 2008. Ethanex Energy is concentrating its geographic focus in areas that allow access to abundant supplies of corn, alternative energy sources, transportation infrastructure and the potential for expedited permitting. Ethanex Energy’s acquisition and brownfield development strategies afford it rapid capacity development with significant operating cost advantages. The Company’s senior management has over eighty years of experience in the energy sector including the design, construction and operation of hundreds of power generation facilities. Ethanex Energy is based in Basehor, Kansas with offices in Santa Rosa, California and Charleston, South Carolina. For more information about Ethanex Energy, visit www.ethanexenergy.com.

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to exploit ethanol development and production opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward- looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow to construct and adequately maintain our production facilities and service our anticipated debt, commodity pricing, environmental risks and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 10-KSB filed on April 02, 2007, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT:	Investor Relations
Leslie Turner
Ethanex Energy, Inc
843-724-1555
l.turner@ethanexenergy.com
www.ethanexenergy.com

SOURCE:	Ethanex Energy, Inc.

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